EXHIBIT 99.1

Sharps Compliance Reports Revenue of $6.7 Million for the Third Quarter of Fiscal 2016

  Pharmaceutical Manufacturer billings increase 36%

  Professional, Retail and Assisted Living billings increase 28%, 19% and 23%, respectively

  Launch of new TakeAway Recycle System™

HOUSTON, April 27, 2016 (GLOBE NEWSWIRE) -- Sharps Compliance Corp. (NASDAQ:SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the third quarter and first nine months of fiscal year 2016, which ended March 31, 2016.

Revenue in the third quarter of fiscal 2016 was $6.7 million, an 8% increase as compared to revenue of $6.2 million in the same prior year quarter. The Company reported an operating loss of $1.1 million in the third quarter of 2016, compared to an operating loss of $0.8 million in the third quarter of fiscal 2015.  Sharps recorded a net loss of $1.0 million, or ($0.07) per basic and diluted share in the third quarter of fiscal 2016, compared with a net loss of $0.8 million or ($0.05) per basic and diluted share, in the third quarter of fiscal 2015.

Customer billings grew 13% to $6.6 million for the quarter ended March 31, 2016 compared to the prior year period. The Company reported significant growth in the Pharmaceutical market as well as growth in the Professional, Retail and Assisted Living markets. Government market billings of $0.4 million for the quarter included $0.1 million of orders under the VA’s Blanket Purchase Agreement and $0.2 million of revenue from the MedSafe program. (See Reconciliation of Customer Billings to Revenue in the supplemental table included at the end of this release).

David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Although the March quarter is historically the weakest quarter of the fiscal year, we were disappointed in the overall results which were below our internal expectations. Despite the delay in the flu business that we experienced in the December 2015 quarter, we did not see any significant Retail market orders in the March 2016 quarter.  Additionally, the level of TakeAway Envelope orders from the VA related to our Blanket Purchase order was only about $100,000 in the March 2016 quarter, as the launch of this program has been slow. On the positive side, we did see revenue growth in the Pharmaceutical Manufacturer, Professional, Retail and Assisted Living markets and we are encouraged by the flu season related orders received for the June 2016 quarter.

“We have several strategic initiatives underway to get revenue back on track. First, we are refocusing our efforts around our inside sales initiative which impacts the Professional and Assisted Living markets. We grew these two markets 28% and 23%, respectively, in the March 2016 quarter and believe with more focus, promotional activities, additional solution offerings and cross-selling initiatives, we have the opportunity to grow at a much higher rate. Second, we need more critical mass to help lessen the impact of unexpected revenue shortfalls such as the $2 million reduction in flu related business that we experienced with the weak 2015 flu season. To that end, we plan to continue our acquisition program which is focused primarily on the route-based business. We started with about 600 route-based customers with our first acquisition in July of 2015 and now we directly serve almost 2,100 customers via our Northeast and South operations. We also have contracts representing another 68 customers that we will begin to service over the next thirty to sixty days. Third, we need to increase the development of new products and solutions in our pipeline with the goal of helping our impressive customer base solve problems in a cost-effective manner while also generating more revenue for our Company. The launch of MedSafe has been successful with incremental revenue of about $1.0 million generated since the new program began. We are optimistic that our new TakeAway Recycle System could generate additional revenue with surgery and outpatient facilities as well as hospitals as the industry is looking for alternatives to the traditional reprocessing of single-use medical devices. Finally, we are encouraged with the levels of flu-related orders for the June 2016 quarter. We are optimistic that our Retail market billings will recover in the calendar year 2016 as this has always been a significant growth market for us.”

Comprehensive Provider of Waste Service Solutions

To date in fiscal 2016, Sharps has moved forward on several initiatives to broaden the scope of its service offerings and expansion of its geographic footprint. This effort includes the acquisition of two route-based pick up services and the establishment of a planned treatment facility in the Northeast to complement our existing operations in that region, as well as the launch of a route-based pick-up service covering markets in Texas and Louisiana.  Sharps is seeing continued success from these new offerings in many of its markets served and expects its new Northeast treatment facility and distribution warehouse to be operational by as early as July or August of 2016. With the addition of the new facility, the Company should see not only an increase in infrastructure footprint, but also reduced cost and incremental revenue from the processing of third party waste.

Most recently, following the close of the third quarter, Sharps announced a new solution offering, its TakeAway Recycle System (“the System”) designed for the safe collection, return transportation and recycling of single use medical devices (“SUDs”). Sharps developed the system in response to demand from healthcare facilities seeking alternatives to the traditional practice of reprocessing SUDs, which has been shown to potentially increase the risk of patient infection and malfunctioning devices.  The TakeAway Recycle System is compliant with DOT, OSHA and Joint Commission and enables SUDs that were previously destined for reprocessing, the landfill, or the medical waste bin to be shipped via common carrier to Sharps’ permitted facility for recycling back to its basic component.

Mr. Tusa continued, “As with all of our solutions, the TakeAway Recycle System is designed to solve a problem for the customer or improve operational efficiencies in a cost-effective manner.  We believe our TakeAway Recycle System provides a cost-efficient and environmentally friendly alternative to traditional SUD reprocessing while eliminating the risk of infection to the patient and potential liability to the healthcare facility.  This new offering expands our portfolio of solutions for markets including surgery centers, outpatient surgery facilities and hospitals, and provides an excellent cross-selling opportunity for our route-based medical waste management services and other solution offerings.  We are continuously exploring opportunities to bring new or improved solutions to our customer base.”

Focused sales and marketing initiatives continue to drive revenue

Pharmaceutical Manufacturer billings increased 36% to $1.0 million in the third quarter of fiscal 2016 compared to $0.8 million in the third quarter of fiscal 2015.  On a trailing twelve month basis, billings in the Pharmaceutical Manufacturer segment grew 35% to $6.2 million.  During the third quarter, the Company filled an order for a new inventory build for one patient support program.  Sharps expects to launch two additional patient support programs for new drug therapies over the next two to four quarters.

Professional market billings grew 28% to $2.0 million in the third quarter of fiscal 2016 as the Company continued its focus on educating the small quantity generator sector, which consists largely of physicians, dentists, veterinarians and other healthcare professionals, on the favorable economics and convenience of the Sharps Recovery System™ and the Company’s route-based services.  The Company’s inside and online sales channel, which primarily addresses the Professional market, realized a 25% increase in billings to $1.5 million in the fiscal 2016 third quarter from $1.2 million in the same prior year period.

Retail market billings increased 19% to $0.7 million compared with $0.6 million in the prior year period reflecting an increase in flu shot related orders.  For the trailing twelve month period, Retail market billings increased 12% to $8.6 million reflecting a $1.1 million increase due to sales of TakeAway Medication Recovery System envelopes, partially offset by lower flu shot related orders in the trailing twelve months.   Sharps expects the retail market to continue to drive long-term growth for the Company as consumers increasingly use alternative sites, such as retail pharmacies, to obtain flu and other immunizations.

Government billings decreased by 38% to $0.4 million compared to $0.7 million in the third quarter of 2015. Government market billings included $0.1 million of orders under the VA’s Blanket Purchase Agreement compared with VA orders of $0.5 million in the third quarter of fiscal 2015.

Assisted Living market billings grew 23% to $0.6 million for the third quarter of fiscal 2016 as compared to $0.5 million in the third quarter of fiscal 2015.  Third quarter 2016 Home Health Care billings were flat at $1.6 million compared to the third quarter of fiscal 2015.

Operating performance

Gross margin was 26% in the third quarter of fiscal 2016 compared to gross margin of 27% in the third quarter of fiscal 2015.

Selling, general and administrative (SG&A) expense increased 12% to $2.7 million in the third quarter of 2016.  SG&A for the third quarter of fiscal 2016 includes $0.1 million of additional cost related to our required audit of internal controls for the fiscal year 2016 which was not required in fiscal year 2015.

The Company reported an operating loss of $1.1 million in the third quarter of fiscal 2016, compared to an operating loss of $0.8 million in the third quarter of fiscal 2015.

Fiscal 2016 First Nine Months Review

Sharps recorded revenue of $24.5 million in the first nine months of fiscal 2016, an increase of 12% compared to revenue of $21.9 million in the first nine months of fiscal 2015. Customer billings increased 14% to $25.1 million in the first nine months of fiscal 2016. Pharmaceutical Manufacturer billings increased 39% to $4.8 million in the first nine months of fiscal 2016 as compared to $3.4 million in the same period of 2015. Professional billings increased 18% to $5.6 million in the first nine months of fiscal 2016 as compared to $4.7 million in the same prior year period. Home Health Care billings increased 10% to $5.6 million in the first nine months of fiscal 2016 as compared to $5.1 million in the same previous year period. Assisted Living billings increased 18% to $1.6 million in the first nine months of fiscal 2016 as compared to $1.4 million in the same prior year period. Government billings increased 18% to $1.1 million in the first nine months of fiscal 2016 as compared to $1.0 million in the same prior year period. In the first nine months of fiscal 2016, Retail billings declined 3% to $5.5 million as compared to $5.7 million in the first nine months of fiscal 2015, primarily due to a mild 2015 flu season. Despite the flu season being mild, sales to this market are trending upward as demonstrated by a 12% increase in trailing twelve months sales when compared with the prior year's trailing twelve month period. The Retail market traditionally experiences fluctuations on a quarter-by-quarter basis, due to variability in demand for flu shot solutions, however, there is a growing trend for retail pharmacies to expand the healthcare services they provide, which helps drive growth for the Company.

Fiscal 2016 year-to-date gross margin was 32% as compared to gross margin of 33% in the first nine months of fiscal 2015. SG&A expense increased 10% to $7.9 million in the first nine months of fiscal 2016. SG&A for the first nine months of fiscal 2016 includes $0.2 million of acquisition related costs associated with the Company’s acquisition of Alpha Bio/Med in July 2015 and Bio-Team Mobile in December 2015. Without these acquisition related costs, SG&A increased 8% compared to the first nine months of fiscal 2015 as a result of the Company's ongoing investment in sales and marketing initiatives. The Company recorded an operating loss of $0.2 million in the first nine months of fiscal 2016 as compared to an operating loss of $0.1 million in the first nine months of fiscal 2015.

Sharps achieved EBITDA of $0.4 million in the first nine months of fiscal 2016 as compared to EBITDA of $0.5 million in the first nine months of fiscal 2015. Net loss in the first nine months of fiscal 2016 was $0.2 million or ($0.01) per basic and diluted share, compared to a net loss of $0.1 million or ($0.01) per basic and diluted share in the first nine months of fiscal 2015.

Financial flexibility and a strong balance sheet

Cash and cash equivalents were $13.4 million at March 31, 2016 compared to $15.2 million at June 30, 2015.  In January 2013, the Company’s Board of Directors authorized a stock repurchase program for up to $3.0 million over a two-year period.  The program has been extended through January 2017.  Since the inception of the program and through March 31, 2016, the Company repurchased 295,615 shares under the program at a cost of $1.6 million, leaving a remaining amount of $1.4 million for potential purchases under the program. For the quarter ended March 31, 2016, the Company repurchased 36,343 shares at a cost of $0.2 million. For the fiscal year to date ended March 31, 2016, the Company repurchased 104,365 shares at a cost of $0.7 million.

Outlook

Mr. Tusa concluded, “We have a great team of committed and dedicated employees and a unique opportunity to capture more of the medical, pharmaceutical and hazardous management market in the country. We are very excited about the launch of the new TakeAway Recycle System and the planned continuation of our acquisition initiative focused on route-based businesses. Finally, we are encouraged by the level of flu-business related orders for the June 2016 quarter.”

Third quarter fiscal year 2016 webcast and conference call

The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook.  A question-and-answer session will follow.

The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782.  International callers may access the call by dialing (201) 689-8567.  The webcast can be monitored at www.sharpsinc.com.  Webcast listeners will have the opportunity to submit questions to the speakers.  Select questions will be summarized and addressed during the question-and-answer portion of the call.

A telephonic replay will be available through May 27, 2016.  To listen to the replay, domestic callers should dial (877) 660-6853 and international callers should dial (201) 612-7415 and enter conference ID number 13635061.  A transcript will also be posted to the Sharps website, once available.

About Sharps Compliance Corp.

Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and used healthcare materials. The Company also offers its route-based pick-up service in Pennsylvania, Maryland, Ohio, Texas, Louisiana and Virginia.

More information on the Company and its products can be found on its website at: www.sharpsinc.com

Safe harbor statement

The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.’s current view of future events and financial performance.  Wherever used, the words “estimate,” “expect,” “plan,” “anticipate,” “believe,” “may” and similar expressions identify forward-looking statements.  Any such forward-looking statements are subject to risks and uncertainties and the Company’s future results of operations could differ materially from historical results or current expectations.  Some of these risks include, without limitation, the Company’s ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company’s ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission.  Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict.  The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.

Non-GAAP measures

This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information, EBITDA and non-GAAP net income per share. The Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended			Nine-Months Ended
	March 31,			March 31,
	2016	2015	% Change	2016	2015	% Change

Revenue	$6,652	$6,171	7.8%	$24,513	$21,911	11.9%

Cost of revenue	4,959	4,511	9.9%	16,622	14,689	13.2%
Gross profit	1,693	1,660	2.0%	7,891	7,222	9.3%
Gross margin	25.5%	26.9%		32.2%	33.0%
SG&A expense	2,709	2,411	12.4%	7,890	7,149	10.4%
Depreciation and amortization	88	57	54.4%	210	211	(0.5%)

Operating loss	(1,104)	(808)		(209)	(138)
Operating margin	(16.6%)	(13.1%)		(0.9%)	(0.6%)
Interest income	8	9		26	27

Loss before income taxes	(1,096)	(799)		(183)	(111)

Income tax (benefit) expense	(54)	13		24	26
Net loss	$(1,042)	$(812)		$(207)	$(137)

Net loss per share
Basic	$(0.07)	$(0.05)		$(0.01)	$(0.01)
Diluted	$(0.07)	$(0.05)		$(0.01)	$(0.01)

Weighted Average Shares Outstanding
Basic	15,462	15,360		15,449	15,309
Diluted	15,462	15,360		15,449	15,309

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	March 31, 2016	June 30, 2015
ASSETS:
Current assets:
Cash and cash equivalents	$13,446	$15,157
Accounts receivable, net	3,976	6,647
Inventory	4,137	2,738
Prepaid and other current assets	812	733
Total current assets	22,371	25,275
Property, plant and equipment, net	4,532	3,810
Goodwill	1,039	-
Intangible assets, net	1,164	666
Total assets	$29,106	$29,751

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$1,508	$1,770
Accrued liabilities	1,238	1,917
Deferred revenue	2,173	1,877
Total current liabilities	4,919	5,564
Long-term deferred revenue	495	483
Other long-term liabilities	235	118
Total liabilities	5,649	6,165
Stockholders’ equity:
Total stockholders' equity	23,457	23,586
Total liabilities and stockholders' equity	$29,106	$29,751

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(unaudited)

	Three-Months Ended March 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$1,595	24.1%	$1,599	$(4)	(0.3%)
Professional	2,001	30.2%	1,568	433	27.6%
Retail	726	11.0%	610	116	19.0%
Pharmaceutical Manufacturer	1,023	15.5%	754	269	35.7%
Assisted Living	579	8.7%	472	107	22.7%
Government	423	6.4%	677	(254)	(37.5%)
Environmental	70	1.1%	18	52	288.9%
Other	201	3.0%	187	14	7.5%
Subtotal	$6,618	100.0%	$5,885	$733	12.5%
GAAP Adjustment *	34		286	(252)
Revenue Reported	$6,652		$6,171	$481	7.8%

	Nine-Months Ended March 31,
	2016	% Total	2015	$ Change	%
BILLINGS BY MARKET:
Home Health Care	$5,637	22.4%	$5,104	$533	10.4%
Professional	5,573	22.2%	4,726	847	17.9%
Retail	5,512	21.9%	5,670	(158)	(2.8%)
Pharmaceutical Manufacturer	4,777	19.0%	3,442	1,335	38.8%
Assisted Living	1,623	6.5%	1,377	246	17.9%
Government	1,129	4.5%	961	168	17.5%
Environmental	224	0.9%	158	66	41.8%
Other	651	2.6%	615	36	5.9%
Subtotal	$25,126	100.0%	$22,053	$3,073	13.9%
GAAP Adjustment *	(613)		(142)	(471)
Revenue Reported	$24,513		$21,911	$2,602	11.9%

* Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales and (ii) recognition of certain revenue associated with product returned for treatment and destruction. The difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as deferred revenue.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(unaudited)

	Three-Months Ended March 31,
	2016	% Total	2015	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$3,336	50.4%	$2,805	$531	18.9%
Distributors	1,754	26.5%	1,855	(101)	(5.4%)
Inside and Online Sales	1,528	23.1%	1,225	303	24.7%
Total Billings By Channel	$6,618	100.0%	$5,885	$733	12.5%

	Nine-Months Ended March 31,
	2016	% Total	2015	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$13,402	53.3%	$10,635	$2,767	26.0%
Distributors	7,227	28.8%	7,690	(463)	(6.0%)
Inside and Online Sales	4,497	17.9%	3,728	769	20.6%
Total Billings By Channel	$25,126	100.0%	$22,053	$3,073	13.9%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA
(in thousands)
(unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net Loss	$(1,042)	$(812)	$(207)	$(137)

Income tax (benefit) expense	(54)	13	24	26
Interest income	(8)	(9)	(26)	(27)
Depreciation and amortization	223	193	601	653

EBITDA	$(881)	$(615)	$392	$515

The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income (loss), plus income tax expense, interest income, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial  results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.

Sharps Compliance Corp. and Subsidiaries
Supplemental Reconciliation of GAAP to Non-GAAP Net Loss Per Share*
(in thousands, except per share data)
(unaudited)

	Three-Months Ended		Nine-Months Ended
	March 31,		March 31,
	2016	2015	2016	2015

Net Loss	$(1,042)	$(812)	$(207)	$(137)

Diluted net loss per share	$(0.07)	$(0.05)	$(0.01)	$(0.01)

Adjustments:
Acquisition costs	-	-	151	-
Adjustments	-	-	151	-
Adjusted Net Loss	$(1,042)	$(812)	$(56)	$(137)

Adjusted diluted net loss per share	$(0.07)	$(0.05)	$(0.00)	$(0.01)

* In accordance with U.S. generally accepted accounting principles (GAAP), the Company’s net deferred tax assets have been fully reserved by a tax valuation allowance and any tax expense (benefit) has been offset by the utilization of net operating loss carryforwards or additional deferred tax valuation allowance.  Therefore, the amounts shown in this schedule have not been adjusted to reflect any tax impact. The Company believes this information is useful to investors and other interested parties.  Such information would not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.

For more information contact:

Diana P. Diaz
Sharps Compliance Corp.
Vice President and Chief Financial Officer
Phone: (713) 660-3547
Email: ddiaz@sharpsinc.com

John Nesbett/Jennifer Belodeau
Institutional Marketing Services (IMS)
Phone: (203) 972-9200
Email: jnesbett@institutionalms.com